Exhibit 99.1
Synthetech Reports Second Quarter Fiscal 2007 Results

Albany, Oregon, November 9, 2006 - Synthetech, Inc. (NZYM.PK) today announced financial results for the second quarter and first half of fiscal 2007, which ended September 30, 2006. Revenue for the second quarter of fiscal 2007 was $3.2 million, a 202% increase compared to revenue of $1.1 million in the second quarter of fiscal 2006. Operating income for the current quarter was $203,000, compared to an operating loss of $1.1 million for the same period last year. Net income for the quarter was $198,000, or $0.01 per share, compared to net loss of $1.1 million, or $0.07 per share, for last year’s corresponding period.

For the first half of fiscal 2007, revenue of $4.9 million resulted in an operating loss of $592,000 and a net loss of $587,000, or $0.04 per share. For the comparable period last year, revenue of $2.2 million resulted in an operating and net loss of $2.2 million, or $0.15 per share. International sales were $1.6 million and $1.2 million for the first half of fiscal 2007 and 2006, respectively. Quarterly fluctuations in the level of international revenue are project dependent and not reflective of any trend.

Research and development expenses for the second quarter of fiscal 2007 increased $80,000 to $277,000 and, for the first six months of fiscal 2007 increased $218,000 to $607,000, compared to last year’s corresponding periods. The increases were primarily a result of an October 2005 research and development contract with an Indian company that was terminated in August 2006. In response to improving market conditions and the termination of the Indian R&D agreement Synthetech has hired additional R&D chemists at its facility in Albany, Oregon.

Selling, general and administrative expenses for the second quarter of fiscal 2007 decreased $73,000 to $597,000 and for the first six months of fiscal 2007 they decreased $134,000 to $1.1 million, compared to last year’s corresponding periods. The decrease was primarily the result of nonrecurring charges in the first six months of fiscal 2006 relating to an executive compensation agreement.

Cost of revenue and interest income for each of the second quarter and the first half of fiscal 2006 include a partial refund of prior year property taxes and related interest income of $201,000 and $31,000, respectively.

Synthetech’s cash, cash equivalents and marketable securities were $1.0 million at September 30, 2006, compared to $2.0 million at March 31, 2006. As of September 30, 2006, Synthetech’s working capital was $4.7 million, compared to $5.0 million as of March 31, 2006.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2006	2005	2006	2005

(in thousands, except per share data)
Revenue	$3,187	$1,054	$4,930	$2,248
Cost of revenue	2,110	1,322	3,808	2,855
Gross income (loss)	1,077	(268)	1,122	(607)

Research and development	277	197	607	389
Selling, general and administrative	597	670	1,107	1,241

Total operating expense	874	867	1,714	1,630

Operating income (loss)	203	(1,135)	(592)	(2,237)

Interest income	10	55	22	76
Interest expense	(16)	(1)	(18)	(2)
Income (loss) before income taxes	197	(1,081)	(588)	(2,163)

Income tax benefit	(1)	-	(1)	-
Net income (loss)	$198	$(1,081)	$(587)	$(2,163)

Basic and diluted income (loss) per share	$0.01	$(0.07)	$(0.04)	$(0.15)

Commenting on the financial results, Dr. Gregory Hahn, President and COO, said, “I am very encouraged to see Synthetech achieve profitability after nine consecutive quarters of losses. Consistent with our recent comments, Synthetech is benefiting from improved market conditions and a healthy pipeline of customer projects. Customer inquiries are active and our September 30, 2006 order backlog is in excess of $6 million compared to $2.7 million at September 30, 2005, the majority of which is scheduled to ship during the fourth quarter of fiscal 2007. While we are enthusiastic regarding Synthetech’s portfolio of customer projects and related prospects, reliance on revenue from clinical pipelines can create significant volatility in quarter to quarter revenue. Synthetech will continue to move forward on multiple fronts with its efforts to broaden and stabilize its revenue base”.

Dr. Daniel Fagan, Chairman and CEO stated “As many of you are aware, Greg recently started with Synthetech in September 2006. We are very pleased to have Greg on board as a new member of the Synthetech team.”

Management anticipates that Synthetech’s revenue will continue to be volatile from period to period. Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects. Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues. As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

About Synthetech
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry. Synthetech’s products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer’s clinical development pipeline, and are used in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases. Synthetech also manufactures products for use in cosmeceuticals.

Forward-Looking Statements
This press release contains “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; the status of the fine chemicals industry, customer projects or inquiries; the timing of shipments and termination of Indian laboratory services agreement. Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements. Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following: uncertainty regarding Synthetech's ability to continue its operations; Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; Synthetech's limited experience in entering new markets and market segments; potential period-to-period revenue or expense fluctuations; higher than expected cash use, or inability to borrow funds under Synthetech's credit facility or to raise other debt or equity capital required to continue operations or to implement its growth strategy; production factors; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; international business risks. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2006, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations. Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations. Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO PO Box 646 Albany, Oregon 97321 541 967-6575